David Cordani
Senior Vice President,
Customer Segment and Marketing

CIGNA Corporation

CIGNA

February 17, 2005

Routing B217
900 Cottage Grove Road
Hartford, CT 06152
Telephone 860.226.7482
Facsimile 860.226.3099
david.cordani@cigna.com

Securities & Exchange Commission
Attention: Ownership Reports
450 Fifth Street, N.W.
Washington, DC 20549

To Whom It May Concern:

I authorize the following officers of CIGNA Corporation to sign and file Forms 3, 4 and 5 (and any amendments to those forms) on my behalf to report my beneficial ownership of and transactions in securities issued by that company:

Judith E. Soltz, Executive Vice President and General Counsel

Carol J. Ward, Corporate Secretary and Compliance Officer

This authorization shall remain in effect until I notify you otherwise.

Sincerely,

David Cordani